Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John Rice and Nannette Toups and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Post-Effective Amendment No. 1 to the Form S-1 Registration Statement of Sigma Labs, Inc., Registration No. 333-212735, and any and all amendments to such Post-Effective Amendment No. 1, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ John Rice John Rice	Interim Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 7, 2017

/s/ Nannette Toups Nannette Toups	Chief Financial Officer, Treasurer and Secretary (Principal Accounting Officer and Principal Financial Officer)	November 7, 2017

/s/ Frank J. Garofalo Frank J. Garofalo	Director	November 7, 2017

/s/ Salvatore Battinelli Salvatore Battinelli	Director	November 7, 2017

/s/ Dennis Duitch Dennis Duitch	Director	November 7, 2017